UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 27, 2015

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 300 San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 8.01Other Events

On March 27, 2015, Adamis Pharmaceuticals Corporation (“Adamis” or the “Company”) issued a press release announcing that it had received a Complete Response Letter (“CRL”) from the U.S. Food & Drug Administration (“FDA”) regarding the Company’s New Drug Application (“NDA”) for its Epinephrine Injection USP 1:1000 0.3mg Pre-filled Single Dose Syringe, or the Epinephrine PFS, product, for the emergency treatment of acute anaphylaxis, which is a severe allergic reaction.  On May 28, 2014, we submitted an NDA to the FDA pursuant to Section 505(b)(2) of the Food, Drug & Cosmetic Act, as amended, for approval of the Epinephrine PFS product.  The Epinephrine PFS delivers a premeasured dose of ephinephrine for the emergency treatment of anaphylaxis.

A CRL is issued by the FDA's Center for Drug Evaluation and Research when it has completed its review of a file and questions remain that preclude the approval of the NDA in its current form.

The questions raised by the FDA in the CRL pertained to Chemistry, Manufacturing and Controls (“CMC”) relating to the volume of dose delivered by the syringe, including the ability to deliver volume within the levels contained in the labeling claim and as required by the FDA.  No other safety or efficacy issues were raised, and the NDA will remain open until the CMC issues are resolved.  The letter indicated that the agency had reserved comment, if any, on the proposed labeling for the product until the application was otherwise adequate.

The Company is reviewing the CRL and plans to request a meeting with the FDA to discuss the CRL, including clarifying the product delivery volume specifications that will be required.  In light of the above matters, the Company does not expect to be in a position to commence commercial sales of the Epinephrine PFS product by the end of the second quarter of 2015.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1Press release dated March 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: March 27, 2015	By:	/s/ Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer